Exhibit 5.1

Jodie M. Bourdet

+1 415 693 2054

jbourdet@cooley.com

October 16, 2019

BioMarin Pharmaceutical Inc.

770 Lindaro Street

San Rafael, California 94901

Ladies and Gentlemen:

We have acted as counsel to BioMarin Pharmaceutical Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 14,500,000 shares of the Company’s Common Stock, par value $0.001 per share, including (a) 11,000,000 shares of Common Stock (the “EIP Shares”) pursuant to the Company’s 2017 Equity Incentive Plan, as amended (the “EIP”) and (b) 3,500,000 shares of Common Stock (together with the EIP Shares, the “Shares”) pursuant to the Company’s Amended and Restated 2006 Employee Stock Purchase Plan, as amended (together with the EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Restated Certificate of Incorporation and Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the respective Plans and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Jodie M. Bourdet
Jodie M. Bourdet

Cooley LLP  101 California Street  5th Floor  San Francisco, CA  94111-5800

t: (415) 693-2000  f: (415) 693-2222   cooley.com